EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-72254, No. 333-67438, and No. 333-68521 on Form S-8 of our report dated
March 26, 2004 (April 4, 2005 as to Note 5) relating to the financial statements of Seven Worldwide, Inc. (formerly known as Applied Graphics Technologies, Inc.), which report expresses an unqualified opinion with explanatory paragraphs on the adoption of the non-amortization and impairment provisions for goodwill and the presentation of the broadcast media distribution services business as a discontinued operation, appearing in this Current Report on Form 8-K/A of Schawk, Inc. as of October 9, 2003 and December 31, 2002 and for the period January 1, 2003, through October 9, 2003, and the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

April 18, 2005
New York, New York